Exhibit 4.2

WARRANT - ANNEX A

NOTICE OF EXERCISE

[To be signed only upon exercise of Warrant]

Date:

To:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ______________ Common Units (the “Common Units”) covered by such Warrant and herewith makes payment of $_______________, representing the full purchase price for such Common Units at the price per Common Unit provided for in such Warrant.

The undersigned is aware that the Common Units have not been registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws.  The undersigned understands that the reliance by the Company on exemptions under the 1933 Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Notice of Exercise.

The undersigned represents and warrants that the undersigned (1) has been furnished with all information which the undersigned deems necessary to evaluate the merits and risks of the purchase of the Common Units; (2) has had the opportunity to ask questions concerning the Common Units and the Company and all questions posed have been answered to the undersigned’s satisfaction; (3) has been given the opportunity to obtain any additional information the undersigned deems necessary to verify the accuracy of any information obtained concerning the Common Units and the Company; and (4) has such knowledge and experience in financial and business matters that the undersigned is able to evaluate the merits and risks of purchasing the Common Units and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrants that the undersigned is purchasing the Common Units for his, her or its own account and not with a view to the sale or distribution of all or any part of the Common Units.

The undersigned understands that because the Common Units have not been registered under the 1933 Act, the undersigned must continue to bear the economic risk of the investment for an indefinite time and the Common Units cannot be sold unless the Common Units are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees not to sell or distribute or otherwise dispose of all or any part of the Common Units unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Common Units or (2) the Company receives an opinion of legal counsel to the undersigned (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.
Annex A – Notice of Exercise

The undersigned consents to the placing of a legend on the certificate for the Common Units stating that the Common Units have not been registered and setting forth the restriction on transfer contemplated hereby and the restrictions on transfer and voting set forth in the Warrant and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Common Units until the Common Units may be legally resold or distributed without restriction.

The undersigned understands that the Common Units are subject to an Operating Agreement and that the undersigned, in connection with exercising this Warrant, will execute such Operating Agreement (to the extent that that undersigned is not already a Member of the Company) and agree to be subject to the terms and conditions thereunder.

The undersigned has considered the U.S. federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Common Units.

By:

Name:

Title:

Date:

Annex A – Notice of Exercise